Exhibit 10.1
FOURTH EMPLOYMENT AGREEMENT: KEITH A. KLOPFENSTEIN
This Fourth Employment Agreement (“Agreement”) is made and entered into on or about June 1, 2006 (the “Effective Date”). This Agreement is by and between T-3 Management Services, L.P., a Delaware limited partnership, and Keith A. Klopfenstein, a resident of Texas (“Employee”).
RECITALS
A.	Effective as of May 27, 2004, Employee commenced his employment with Employer pursuant to an Employment Agreement between Employee and T-3 Energy Services, Inc. (“T-3”) (the “Original Employment Agreement”).

B.	Effective as of May 26, 2004, Employee continued his employment with Employer pursuant to a new Employment Agreement.

C.	Effective as of March 23, 2005, Employee continued his employment with Employer pursuant to a Third Employment Agreement.

D.	The parties desire that Employee continue his employment with Employer, but subject to the terms and conditions hereinafter set forth in this Agreement.
TERMS AND CONDITIONS
1.	[reserved for future use]

2.	Term.

The parties agree to extend their employment relationship under the terms and conditions hereinafter set forth effective as of the Effective Date and continuing through and including May 31, 2008 (the “Term of Employment”). Notwithstanding the foregoing, Employee’s employment hereunder may be sooner terminated as hereinafter provided, and if so terminated, the Term of Employment shall expire as of the effective date of such termination and all references herein to the “Term of Employment” shall mean the original term as so shortened, except as otherwise expressly provided herein.

In the event that Employee continues to provide services as an employee to T-3, Employer, or any company owned or controlled by T-3 (collectively, the “Companies”) after the conclusion of the Term of Employment, this Agreement shall terminate, subject to the survival provisions set forth in §10.2 below, and Employee shall be an “employee at will” from that time forth subject to the terms and conditions of employment specified by Employer for all of its employees at will.

3.	Duties and Reporting Relationship.
(a)	Employee agrees to serve Employer in such capacities with Employer or with any other of the Companies as may be requested by the chief executive officer of Employer or any other officer of Employer so authorized by the chief executive officer (collectively, the “President”).

(b)	During the Term of Employment, Employee shall devote his full time and exclusive attention to and shall use his best efforts to advance the business and welfare of the Companies. During the Term of Employment, Employee will not engage in any other employment activities for any direct or indirect remuneration without the prior written consent of President.
4.	Confidential Information and Covenant Not to Compete.
4.1	Confidential Information.

“Confidential Information” as used in this Agreement means all proprietary or confidential information furnished on or after the Effective Date regarding the business and affairs of any of the Companies, whether of a technical, operational, economic, or other nature, and including any trade secrets (including customer lists, identities, contacts, pricing information, know-how, formulas, patterns, inventions, engineering records or data, interpretive or analytical information or data, drilling logs, operating agreements and related records, records of research, proposals, manuals, compilations, programs, devices, methods, techniques, processes, budgets or other financial information, and any other records or information that derive independent economic value, actual or potential, from not being generally known to, and not being readily ascertained by proper means by persons other than the holders, licensees, or other authorized holders thereof who can obtain economic value from its disclosure or use).

In consideration of Employer’s commitment to provide Employee with additional confidential information and the other benefits received by Employee under this Agreement which he otherwise would not have had but for his entry into this Agreement, Employee hereby agrees that during the Term of Employment and thereafter he will not, without the written consent of Employer, disclose to any person, enterprise, entity or association or otherwise use or exploit for himself or others any Confidential Information.

Notwithstanding the foregoing, Employee may utilize Confidential Information to the extent required by his performance of assigned duties for Employer or any other of the Companies or which:
(a)	was known to Employee or the public prior to disclosure to Employee in the course of his employment by Employer;

(b)	becomes generally known to the public through no fault of Employee or others owing duties of trust or confidentiality to Employee,

(c)	is lawfully obtained by Employee from another source not under obligation to Employer or any of the Companies regarding disclosure of such information or technology, or

(d)	is developed after the Term of Employment and independently by Employee or his agents without access to or reliance on any Confidential Information.
4.2	Return of Confidential Information.

Upon termination of his employment, Employee will deliver to Employer all tangible displays and repositories of Confidential Information including without limitation trade secrets and other materials or records or writings of any other type (including any copies thereof) made, used or obtained by Employee in connection with his employment by Employer. Employee agrees that all inventions, improvements in any of the Companies’ methods of conducting their businesses or innovations (in each case, including, by way of expansion and not limitation, policies, procedures, products, improvements, software, ideas and discoveries, whether or not patentable or copyrightable) conceived or made by him during any time of his employment by Employer prior to or subsequent to the execution of this Agreement belong to Employer or any other of the Companies, as applicable, and to the extent Employee participated in the creation of any of the foregoing he did so on a work for hire basis. Upon termination of his Employment, Employee shall promptly disclose such inventions, improvements or innovations to the President or his/her designee and perform all actions reasonably requested by the President or his/her designee to establish and confirm such ownership by Employer or any other of the Companies and to protect the intellectual property rights of Employer and the Companies contained therein or represented thereby.

4.3	Covenant Not to Compete.

Employee hereby agrees that:
4.3.1.	So long as Employee remains employed by Employer and until the later of (i) the first anniversary of the date of the termination of Employee’s employment, whether by Employee’s resignation or by Employer’s termination of the relationship, and (ii) such time as Employee is no longer receiving any payments from Employer pursuant to this Agreement (and as a condition to Employee receiving any such payments) (collectively, the “Non-Compete Period”), Employee shall not within the states of Texas and Louisiana (i) perform any duties similar in nature to the duties performed by Employee for any of the Companies for any competitor of any of the Companies, whether as an employee, officer, principal, member, advisor, agent, partner, director, stockholder, owner, or consultation of such competitor, and (ii) compete against any acquisition or development of any line of business, property, or project on which the Companies are then involved or which has been worked on or evaluated by Employee as part of his services for Employer during the preceding 12 months and which are still being worked with or evaluated by any of the Companies.
With respect to the preceding paragraph, Employee shall not be deemed to be an owner of a competitor of any of the Companies where Employee’s ownership interest is less than 1% of the outstanding stock or membership units of a company whose securities are listed on a national exchange or quoted on the NASDAQ National Market System.

4.3.2.	During the Term of Employment and during the Non-Compete Period, and as a condition to Employee receiving any payments from Employer pursuant to this Agreement to which Employee otherwise would not have been entitled after Employee is no longer employed by Employer, Employee shall not:
(a)	solicit or employ any person for employment by Employee or Employee’s employer if such person is (i) employed by any of the Companies at that time, or (ii) who has left the employment of any of the Companies for 60 days or less, for any employment position or investment opportunity where such position or opportunity would either interfere with or compete against the activities or businesses of any of the Companies;

(b)	otherwise induce any person to discontinue his or her employment with any of the Companies;

(c)	request any present or future customer or supplier of any of the Companies to curtail or cancel its business with any such Companies; or

(d)	unless otherwise required by law, disclose to any person, firm or corporation any details of organization or business affairs of any of the Companies, any names of past or present customers of the Companies, or any other non-public information concerning the Companies.
4.3.3	Employee understands that the provisions of §4.1, §4.2, and this §4.3 may limit his ability to earn a livelihood in a business similar to the business of Employer and the Companies but as an executive officer of Employer, T-3 and certain other of the Companies, he nevertheless agrees and hereby acknowledges that:

(a)	such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Companies;

(b)	such provisions contain reasonable limitations as to time and scope of activity to be restrained; and

(c)	the consideration provided hereunder, including without limitation any amounts or benefits contemplated to be provided to Employee hereunder following Employee’s termination of employment other than for cause or by Employee’s resignation, is sufficient to compensate Employee for the restrictions contained in §4.1, §4.2, or this §4.3 hereof.
In consideration of the foregoing and in light of Employee’s education, skills, and abilities, Employee agrees that he will not assert that, and it should not be considered that, any provisions of §4.1, §4.2, or this §4.3 hereof otherwise are void, voidable, or unenforceable or should be voided or held unenforceable.
4.4.	Executive Nature of Employment.

Employee acknowledges and agrees that his duties with Employer are of an executive nature and that he is a member of Employer’s management group. Employee agrees that the remedy at law for any breach by him of any of the covenants and agreements set forth in this §4 will be inadequate and that in the event of any such breach, Employer may, in addition to the other remedies which may be available to it at law, obtain injunctive relief prohibiting Employee (together with all those persons associated with him) from the breach of such covenants and agreements.

4.5	Application to Other First Reserve Affiliates.

For purposes of this §4 and of §3 hereof, the terms “Companies” shall not include or be construed as meaning any affiliates of First Reserve Corporation other than T-3 and any entity owned or controlled by T-3.

4.6.	Consideration.

Each of the covenants of this §4 are given by Employee as part of the consideration for this Agreement and as an inducement to Employer to enter into this Agreement and accept the obligations hereunder.

4.7.	Assignment of Intellectual Property Rights.

Employee agrees that all ideas, concepts, processes, discoveries, devices, machines, tools, materials, designs, improvements, inventions, computer software and other things of value (hereinafter collectively referred to as “intangible rights”), whether patentable or not, which are conceived, made, invented or suggested either by him alone or in collaboration with others during the Term of Employment and relating to the business of Employer, and whether or not during regular working hours, shall be promptly disclosed in writing to Employer and shall be the sole and exclusive property of Employer or any of the Companies, as applicable. Employee hereby assigns all of his right, title and interest in and to all such intangible rights and to any other trade secrets developed by Employee during his employment with Employer to Employer and its successors or assigns. Employee further agrees to execute, from time to time upon the request of Employer, such documentation as may be required by Employer to confirm Employee’s intent to so assign and transfer such rights and property, including such rights and property which may not presently exist but which may exist at a later date during the Term of Employment.

In the event that any of said intangible rights shall be deemed by Employer to be patentable or otherwise registerable under any Federal, state or foreign law, Employee further agrees that at the expense of Employer, he will execute all documents and do all things necessary, advisable or proper to obtain patents therefor or registration thereof, and to vest in Employer or any of the Companies, as applicable, full title thereto.
5.	Compensation and Benefits.
5.1.	Base Compensation.

During the Term of Employment, Employer shall pay Employee a salary at the rate of $140,000 per annum payable in equal installments at least as frequently as monthly and subject to payroll deductions as may be necessary or customary in respect of Employer’s salaried employees in general. Employee’s salary shall be subject to adjustment under the Employer’s periodic compensation review procedure which shall take into account factors such as job responsibilities, performance, and cost of living considerations. In no event shall such salary be adjusted to less than the initial amount set forth above.

5.2.	Vacations.

During the Term of Employment, Employee shall be entitled to vacation of three weeks for the first year employed and the greater of (i) three weeks for each year thereafter or (ii) the amount of time provided under the vacation policy applicable to employees of Employer generally, as amended from time to time.

5.3.	Medical Insurance and Other Benefits.

During the Term of Employment, Employer shall furnish Employee with such medical, hospital, and life insurance as is furnished to employees of Employer generally, as amended from time to time. Employee also shall be entitled to participate in all other benefit programs which are maintained by Employer and available to its executive officers generally and under the same terms as available to Employer’s executive officers generally. Employee acknowledges that he shall have no vested rights under or in respect of his participation in any such program except as expressly provided under the terms thereof.
6.	Expenses.

Employer will pay or reimburse Employee for the reasonable travel, entertainment, and other expenses as he may reasonably incur during the Term of Employment in the performance of his duties hereunder, but only to the extent that Employee shall furnish Employer with such evidence that such expenses were incurred as Employer may from time to time reasonably require or request in accordance with its policies.

7.	Death or Total Disability of Employee.

If Employee dies or becomes totally disabled during the Term of Employment, the Term of Employment shall automatically terminate and Employer’s obligation to compensate Employee under this Agreement shall in all respects cease, except that Employer shall pay Employee or Employee’s estate within thirty days of such death or disability (or sooner if required by law):
(a)	an amount equal to the Base Compensation plus the vacation benefits accrued and unpaid (“Accrued Compensation”) as of the time of death or disability.

(b)	Employee also shall be entitled to the other benefits provided for under §5.2 and §5.3 hereof which have accrued and have not been forfeited as of the time of death or disability when and if provided to be paid pursuant to the terms of any applicable Employer plans or programs (collectively, the “Accrued Benefits.”)
For purposes of this Section, Employee shall reasonably be deemed “totally disabled” as of the time the President shall find, on the basis of medical evidence satisfactory to the President, that, as a result of a mental or physical condition, Employee is unable to perform his normal duties of employment hereunder or is prevented from engaging in the same level of performance as he engaged in prior to the onset of such condition, giving effect to any reasonable accommodations which can be made by Employer, and that such disability is likely to continue for a substantial period of time.

Employer’s obligation to make any payments under this Section which otherwise would not be required by law absent the existence of this Agreement shall be conditioned upon Employee’s adherence to the requirements of §4.

8.	Termination for Cause.

Employee’s employment may be terminated by Employer for “Good Cause”, as described below. Upon such termination, Employer’s obligation to compensate Employee under this Agreement shall in all respects cease, except that Employer shall pay Employee, within thirty days of such termination (or sooner if required by law), any Accrued Compensation as of the time of such termination and Employee shall be entitled to any Accrued Benefits as of the time of such termination when and if provided to be paid by the applicable program or plan. “Good Cause” includes, but is not limited to any one or more of the following occurrences:
(a)	Employee’s breach of any of the covenants contained in this Agreement;

(b)	Employee’s conviction or entry of a plea of guilty or nolo contendere for any crime involving moral turpitude or which is punishable by imprisonment in the jurisdiction involved;

(c)	Employee’s commission of an act of fraud, whether prior or subsequent to the date hereof, upon any of the Companies or any customer of any of the Companies;

(d)	Employee’s willful failure or refusal to perform his duties as required by this Agreement, provided that, the termination of Employee’s employment pursuant to this subparagraph (d) shall not constitute valid termination for Good Cause unless Employee shall first have received written notice from the President stating with specificity the nature of such failure or refusal in the performance of duties and affording Employee at least fifteen days to correct the act or omission complained of;

(e)	gross negligence, theft of any property of any of the Companies, or the theft of any property of any customers or suppliers, material violation by Employee of any duty of loyalty to Employer, or any other material misconduct on the part of Employee; or

(f)	material violation of any employee policy manual promulgated by Employer as in effect at that time, including, without limitation, the receipt of any kick-back or side payment from any customer, supplier or vendor.
Notwithstanding the foregoing, termination of Employee’s employment by resignation shall be deemed a termination for Good Cause and shall be effective as of the effective date of such resignation, but acceptance of such resignation by Employer shall not be deemed a waiver of any right of Employer or the Companies under this Agreement.

9.	Change of Control.
(a)	A “Change of Control” shall mean the closing of a transaction or series of transactions in which either:
(i)	more than 50% of the voting power of Employer or T-3, or

(ii)	substantially all of the assets of Employer or T-3
are transferred to a party that was not a significant stockholder, member, or partner in any of the Companies prior to such transaction or series of transactions.

(b)	If within 18 months after a Change of Control of Employer or T-3:
(i)	Employee has experienced a material diminution in job title or responsibility or has been transferred by Employer to any place other than the Houston, Texas metropolitan area (unless such diminution or transfer is the result of events which would otherwise entitle Employer to terminate Employee for Good Cause), and

(ii)	Employee resigned from Employer within 60 days of such event, then Employee’s resignation under such circumstances shall be deemed a termination other than for Good Cause and have the effect set forth in §10 below, except that Employee’s severance compensation under §10(a)(iii) shall be one year.

10.	Other Termination.
(a)	Employer may terminate Employee’s employment at any time for any reason other than those referred to above as for Good Cause or for no reason at all, and Employer’s obligation to compensate Employee under this Agreement shall in all respects cease upon such termination, except that
(i)	Employer shall pay Employee, within 30 days of such termination (or sooner if required by law), any Accrued Compensation as of the time of such termination;

(ii)	Employee shall be entitled to any Accrued Benefits as of the time of such termination when and if provided to be paid by the applicable program or plan;

(iii)	Employer shall continue to pay Employee the Base Compensation under §5.1 for the period equal to the lesser of (i) one year or (ii) the remaining Term of Employment immediately prior to termination. Payments for Base Compensation shall continue to be made in the same manner as paid prior to termination.

(iv)	Employer shall make for Employee’s benefit all premium payments for health care insurance for which Employee and Employee’s family may be entitled under the federal Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, so long as Employee receives payments pursuant to clause (iii) above.
(b)	Employee may waive the provisions of §10(a) above and elect to receive compensation pursuant to the stated termination policy of the Company in effect as of the earlier of the date Employer gives written notice of termination to Employee or Employee is terminated pursuant to this §10.

(c)	Except as may be required by applicable law, Employee shall not be entitled to any other compensation or benefits whatsoever if Employee’s employment is terminated pursuant to this §10.

(d)	An involuntary transfer of Employee’s business office location from the Houston vicinity shall be deemed a termination other than for Good Cause.

(e)	Notwithstanding the foregoing, Employer’s obligation to make any payments under this Section which otherwise would not be required by law absent the existence of this Agreement shall be conditioned upon Employee’s adherence to the requirements of §4.
11.	Release and Satisfaction.
11.1.	Unless precluded by applicable law, with respect to Employee, his heirs, executors, legal representatives, successors and assigns, each payment by Employer of the amounts and benefits provided under §7, §8, §9, or §10 hereof shall release, relinquish and forever discharge each of the Companies and their respective directors, officers, employees, shareholders, and agents of and from any and all claims, damages, losses, costs, expenses, liabilities or obligations, whether known or unknown which relate to facts or events occurring prior to each payment under §7, §8, §9, or §10 (other than any such claims, damages, losses, costs, expenses, liabilities or obligations arising prior to the termination of Employee’s employment and (i) covered by any written indemnification arrangement of Employer with respect to Employee, (ii) arising under any written employee benefit plan or arrangement, whether or not tax-qualified, covering Employee, or (iii) constituting a statutory right that is not waivable by a party to this Agreement), which Employee has incurred or suffered or may incur or suffer as a result of Employee’s employment by Employer or the termination of such employment.
11.2.	Any termination of Employee’s employment and any expiration of the Term of Employment shall not affect the continuing operation and effect of §4 or this §11, both of which shall survive and continue in full force and effect with respect to each of the parties and their respective heirs, executors, personal representatives, successors or permitted assigns. Nothing in this §11 shall be deemed to operate or shall operate as a release, settlement or discharge of any liability of Employee to Employer or others from any act or omission by Employee enumerated in §8 hereof as a possible basis for termination of Employee’s employment for Good Cause.
12.	Miscellaneous.
12.1.	Insurance for Key Individuals Employed by Employer.

Employee recognizes and acknowledges that any of the Companies may (but shall not be obligated to) seek and purchase one or more policies providing life insurance coverage for key individuals employed by Employer, including Employee. The proceeds of the insurance would be payable to the purchaser or its designee. Employee hereby consents to Employer’s or its Affiliate’s seeking and purchasing such insurance and will provide such information, undergo such medical examinations, execute such documents, and otherwise take any and all actions necessary or desirable in order for Employer or its affiliates to seek, purchase and maintain in full force and effect such policy or policies.

12.2.	Severability.

If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state or other jurisdiction where it is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement, but rather this Agreement shall be reformed and construed, insofar as the laws of that state or jurisdiction are concerned, as not containing the provision or provisions, but only to the extent that they are contravening or are invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be reformed and construed and enforced accordingly.

Specifically with regard to §4.3, if a court determines that the restrictions placed upon Employee in that provision are too broad or otherwise unreasonable under applicable law, including with respect to time or geographic area, the court is hereby requested and authorized by the parties to revise such restriction to include the maximum restrictions allowable under the applicable law.

12.3.	Modification and Waiver of Breach.

Except as may be otherwise provided in §12.2, no waiver or modification of this Agreement shall be binding unless it is in writing and signed by the parties. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature.

12.4.	Assignment

The rights and obligations of Employer under this Agreement may, without the consent of Employee, be assigned by Employer, in its sole discretion, to any subsidiary, venture or Affiliate of Employer or T-3, provided that Employee continues to have executive level responsibilities and will not be required to relocate.

12.5.	Notices.

Except as otherwise required by law, any notice, consent, request, instruction, approval and other communication provided for herein (other than routine correspondence in the ordinary course of business) shall be in writing and shall be deemed validly given, made or served
(a)	on the date on which it is delivered personally with receipt acknowledged,

(b)	five business days after it shall have been sent by registered or certified mail (receipt requested and postage prepaid),

(c)	one business day after it is sent by overnight courier (charges prepaid), or

(d)	on the same business day when sent before 5:00 p.m., recipient’s time, and on the next business day when sent after 5:00 p.m., recipient’s time, by telephone facsimile transmission, provided that the sender receives electronic confirmation that the document has been received by the recipient.
Notices to Employer shall be addressed as follows:
T-3 Management Services, L.P.
c/o T-3 Energy Services, Inc.
13111 Northwest Freeway, Suite 500
Houston, Texas 77040
Attention:      President
Fax:               713-996-4123
Notices to Employee shall be addresses as follows:
To the current residential address or fax number of Employee, as indicated in the Human Resources Department files kept by Employer or its designee.
Either party shall also be entitled to from time to time provide any other address for notices to be received under this Agreement.

12.6.	Counterparts.

This Agreement may be executed in several counterparts and all such executed counterparts shall constitute a single agreement, binding on all parties and their successors and permitted assigns, notwithstanding that not all parties may be signatories to the original or to the same counterpart. Each counterpart signature page so executed may be attached to another counterpart of this Agreement and such counterparts, when so attached, shall constitute a single agreement. Delivery of an executed counterpart of a signature page of this Agreement by telephonic facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

12.7.	Construction of Agreement.

This Agreement shall be construed in accordance with, and governed by, the laws of the State of Texas without regard to any principles of conflicts of law which would require the application of the law of another jurisdiction.

12.8.	Merger; Complete Agreement.

This Agreement contains the entire agreement between the parties with respect to the transactions contemplated by this Agreement and supersedes all previous oral and written and all contemporaneous oral negotiations or commitments and other understandings. In particular, and without limitation of the foregoing, any prior employment agreement (including the Original Employment Agreement) between Employee and Employer is hereby terminated and superseded in its entirety by this Agreement.

12.9.	Non-Transferability of Employee’s Interest.

None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or otherwise transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee. Any other attempted assignment, transfer, conveyance, or other disposition of any interest in the rights of Employee to receive any form of compensation to be made by Employer pursuant to this Agreement shall be void.

12.10.	Legal Fees.

If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover such reasonable attorneys’ fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

12.11.	Submission to Jurisdiction.

Each party irrevocably consents that any legal action or proceeding against it or any of its property with respect to this agreement or any other agreement executed in connection herewith may be brought in any court in Texas, any federal court of the United States of America located in Texas, or both, and by the execution and delivery of this Agreement each party accepts with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.
The parties have executed this Agreement effective as of the date first set forth above with the intent to be legally bound by this Agreement.

EMPLOYER			EMPLOYEE

T-3 Management Services, L.P.			/s/ Keith A. Klopfenstein
Keith A. Klopfenstein
By:	T-3 Management Holdings, Inc.
general partner

	By:	/s/ Gus D. Halas
	Name:	Gus D. Halas
	Title:	President